Exhibit 10.12

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is entered into effective June 29, 2007, by and between Major Horton (hereinafter “Employee” or “Horton”) and Rackspace, Ltd. acting on its own behalf as well as on behalf of all related entities, both parent and subsidiaries, specifically including Macro Holding, Inc. (hereinafter collectively “Rackspace”). Hereinafter, Employee and Rackspace shall collectively be called the Parties.

RECITALS:

WHEREAS, effective March 20, 2006, Rackspace, Ltd. and Employee entered into that one certain Executive Severance Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference (“Executive Severance Agreement”); and

WHEREAS, the Parties have agreed that it is in their respective best interests for the employment relationship to end, and that Employee has determined to resign effective as of the date hereof; and

WHEREAS, under Section 2 of the Executive Severance Agreement, upon receipt of a general release in a form satisfactory to Rackspace, Employee will be entitled to receive as severance a continuation of an annualized base salary of $235,000 per year payable for a period of 12 months.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Rackspace and Employee agree as follows:

1. Resignation. Employee hereby resigns as an employee and officer of Rackspace. The effective date of Employee’s termination from employment and resignation from all officer positions shall be June 15, 2007 (“Departure Date”).

2. Payments and Other Considerations.

a. In consideration of the Release being given by Employee hereunder, Rackspace agrees to pay to Employee the sum of Two Hundred Forty Thousand and 00/100 Dollars, payable in twenty six (26) bi-weekly installments of $9230.77 each, less required withholding amounts, in accordance with the Company’s regular payroll procedures, commencing the first payroll period after the date hereof.

b. As further consideration for this Agreement, Rackspace agrees that Employee will have the right to retain 25,000 Vested Options issued pursuant to the Macro Holding, Inc. Stock Option Agreement, dated March 20, 2006, and Employee will have the right to exercise these 25,000 Vested Options in accordance with said stock option agreement until September 30, 2008, and Employee’s right to exercise said 25,000 Vested Options shall not terminate as a result of him not being a Service Provider until September 30, 2008. All other non-vested options under the March 20, 2006 Macro Holding, Inc. Stock Option Agreement shall terminate as of the date hereof. The March 20, 2006 Holding, Inc. Stock Option Agreement is hereby amended to incorporate the foregoing agreement.

c. Additionally, Rackspace will pay to Employee his base pay rate for 92.62 hours ETO balance.

d. On or before August 1, 2007, Employee will be paid a full Q2 2007 EVA bonus, plus the “bank” amount of $2,437. Employee acknowledges and agrees that such bonus is accepted by Employee as, and is to be considered as, payments for the release granted hereby and in lieu of notice for unemployment compensation purposes. In addition, Rackspace will pay Employee all reasonable unreimbursed expenses in accordance with company policy.

e. Rackspace will allow Employee to keep his cell phone, and his cell phone number, for use on Employee’s personal cell phone plan. Rackspace will facilitate this by agreeing to port the number to Employee’s cell phone provider. In addition, Rackspace will forward email to Employee for a period of six months or until otherwise notified by Employee. In addition, Rackspace will not re-assign Employee’s direct dial phone number for a period of six months, and will cause the phone number to roll over to Vicki Gil or her successor, who will be instructed to forward messages to Employee.

f. If Employee is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he was an officer of the Company or, while an officer of the Company, was serving at the request of the Company as an officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as an officer, employee or agent, or in any other capacity while serving as an officer, employee or agent, then Employee shall be indemnified and held harmless by the Company to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by Employee in connection with such proceeding, and such right to indemnification shall continue notwithstanding that Employee has ceased to be an officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall indemnify Employee in connection with a proceeding (or part thereof) initiated by Employee only if such proceeding (or part thereof) was authorized by the Company’s Board of Directors.

g. Rackspace shall not be obligated to make any further or additional payment to Employee in any amount or for any purpose whatsoever.

3. Release.

a. As a material inducement to Rackspace to pay the consideration described above, together with the Employee’s agreement to forego the actions herein described, Employee hereby releases, waives, acquits and forever discharges Rackspace, its predecessors, successors, parents, subsidiaries, assigns, agents, directors, officers, employees, representatives, attorneys, affiliated companies, and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, controversies, demands, rights, disputes, and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, accrued or not accrued, arising before or existing when this Agreement is executed, which Employee may have or claim to have against any of the persons or entities released regarding any matter.

b. This release and waiver specifically includes but is not limited to any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.A. §§ 2000 et seq., as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; 42 U.S.C. §§ 1981; the Civil Rights Act of 1991, as amended; the Texas Commission on Human Rights Act, Tex. Lab. Code §§21.001 et seq.; Texas Labor Code §§451.001 et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq.; the Older Workers Benefit Protection Act of 1990; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act; or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer.

c. This release and waiver specifically includes but is not limited to any claim or cause of action arising under the Age Discrimination in Employment Act of 1967, as amended 29 U.S.C. §§ 621 et seq., and the Older Workers Benefit Protection act of 1990. Employee acknowledges that he is not waiving claims that may arise after this Agreement has become enforceable. Employee acknowledges that he is receiving benefits under this Agreement to which he would not otherwise be entitled.

d. Employee is advised to review this Agreement with an attorney concerning its effect prior to executing it.

e. Employee acknowledges that the payments and other considerations to be received pursuant to this Agreement, as specifically set forth above at Paragraph 2, are more than Employee would otherwise be entitled, and constitutes valid consideration for this Agreement.

f. In further consideration for the payments and other considerations set forth in Paragraph 2, Employee agrees to: (1) not assert any claims described in or otherwise released by the preceding paragraphs against Rackspace or the affiliated or related entities, officers, agents, directors, servants, staff or employees of Rackspace, or any and all parties in privity with Rackspace; and (2) indemnify and hold harmless Rackspace and the affiliated or related entities, officers, agents, directors, servants, staffs or employees of Rackspace and any and all parties in privity with Rackspace, for any claims described in Paragraphs 3(a) and 3(b) which may be asserted by the Employee or any other person or entity claiming by, through, under or on behalf of Employee.

g. Employee further acknowledges and agrees that except as set forth in Paragraph 2(b) above, he is foregoing and releasing the right to exercise any non-vested stock options he has under his stock option agreement, including but not limited to its parent, Macro Holding, Inc. and agrees that all such non-vested stock options, if any, are terminated and no longer in effect.

h. Employee shall return to Rackspace all notebook computers, documents, access badge, and any other company property (other than his cell phone, which he will be allowed to keep as set forth above).

4. Noncompetition and Non-Solicitation. In consideration of the additional benefits provided to Employee hereunder to which he is not otherwise entitled pursuant to the Executive Severance Agreement (including, without limitation, the increased severance payments, bonus payments, and option exercise extension) Employee covenants and agrees that he shall not within the United States of America or the United Kingdom and whether directly or indirectly, and whether on his own behalf, or on behalf of any other person, firm, company or association, and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever in competition with Rackspace, at any time during the period of twelve (12) months immediately following the Departure Date, seek employment from, accept employment with, or offer to provide services to or carry on or assist with, or otherwise be concerned or interested in any business or enterprise which shall be in competition with Rackspace’s business of managing, providing, selling or leasing dedicated or shared computer servers for or in connection with the internet. Employee agrees to waive any objection to the validity of this covenant and acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect Rackspace’s goodwill, proprietary information and other business interests. For twelve (12) months after the Departure Date, Employee will not, directly or indirectly, solicit or attempt to solicit customers or prospective customers of Rackspace identified to Employee during his employment that will or may divert business or business opportunities from Rackspace. Employee agrees that Employee will not solicit, hire or recruit, directly or indirectly or aid in the hiring or recruitment of any of Rackspace’s personnel during the twelve (12) month period following the Departure Date.

5. Advisory Relationship. At the request of Lanham Napier, for a period of six months from and after the Departure Date, Employee agrees to provide advisory services to Rackspace for no additional consideration. All reasonable and necessary expenses incurred by Horton at Rackspace’s request, and agreed to in advance by Rackspace, shall be paid by Rackspace. Horton will submit an expense report on forms normally used by Rackspace, including all required receipts, every month for expenses incurred during the preceding period, or at the conclusion of the job assignment or project. In performing services as an independent contractor, Horton shall have full responsibility for making any and all necessary income tax, sales tax, and Social Security payments and for filing all returns and forms required in connection therewith. Horton shall in no sense be considered an employee, agent, partner or representative of Rackspace, nor shall Horton be entitled to, or eligible to, participate in any benefits or privileges given or extended by Rackspace to its employees.

6. Confidentiality and Non-Disclosure of Proprietary Information.

a. Employee shall not, directly or indirectly, for Employee’s own benefit or for the benefit of another, reveal or disclose to any other person, firm, corporation, or other party or make, directly or indirectly, any commercial or other use of any information not publicly known about Rackspace or its prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting or marketing systems, such information being privileged, confidential business and/or trade secret information of Rackspace. Employee agrees that he will not contact any of Rackspace’s customers or former customers for a period of one year other than in connection with business unrelated to Rackspace. Employee further acknowledges that he has signed an agreement entitled Confidentiality and Intellectual Property Assignment to which Employee acknowledges and agrees he is obligated according to the terms set forth therein.

b. Further, as a result of Employee’s employment by Rackspace, Employee may have had access to, or knowledge of, confidential business information or trade secrets of third parties. Employee also agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the privileged confidential business and/or trade secret information of Rackspace.

c. All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee’s employment by Rackspace which contains or discloses privileged, confidential business and/or trade secret information shall be and remain the property of Rackspace. Upon termination of Employee’s employment with Rackspace, Rackspace promptly shall deliver the same, and all copies thereof, to Rackspace.

7. Non-Disparagement. Each of Rackspace and Employee shall not, nor shall either of them, directly or indirectly through any agent, representative or affiliate, at any time make false, misleading or disparaging statements or representations, or statements or representations that could be interpreted as such, whether written or oral, regarding the other, and with respect to Employee, including but not limited to, statements or representations regarding Rackspace’s products, services, management, employees and customers.

8. Confidentiality of Agreement. Except as provided below, Employee and Rackspace agree to maintain in confidence both the existence and terms of this Agreement. Rackspace may disclose the existence and terms of this Agreement consistent with business necessity. Employee may disclose the existence and terms of this Agreement to his spouse, legal and/or financial advisor.

9. Legal Fees. In the event it shall be necessary for any party hereto to institute legal action to enforce any of the terms and conditions or provisions contained herein, or as the result of the breach hereof, the prevailing party in such action or proceeding shall be entitled to costs and reasonable attorneys fees.

10. Entire Agreement. This Agreement represents the entire agreement by and between parties, and there are no other agreements or understandings other than those contained in this Agreement. This Agreement may not be changed except by written agreement executed by the parties.

11. Binding Heirs, Successors and Assigns. Except as herein expressly provided, the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors, assigns and legal representatives of the respective parties.

12. Jurisdiction. The substantive laws of Texas govern the validity, construction, enforcement and interpretation of this Agreement and exclusive venue for any dispute between the parties shall be Bexar County, Texas or the United States District Court in San Antonio, Texas.

13. Headings. The headings in this Agreement have been used for administrative convenience only and shall not be used in interpreting or construing the meaning of any provision in this Agreement.

14. Invalid Provision. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms or provision of this Agreement shall not be affected thereby, and such illegal or invalid part, term, or provision shall be deemed not to be part of this Severance Agreement and Release. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

15. Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.

16. Acceptance and Revocation Procedures. Employee acknowledges that he was given this Agreement on June 15, 2007. Employee has been afforded a full twenty-one (21) days after receiving this Agreement to consider it, and that Employee has fully informed himself of and understands the terms, contents, conditions and effects of this Agreement. Employee also has been given an opportunity to review this Agreement, at his own expense, with his counsel. In addition, Employee acknowledges and understands that he has seven (7) days following his execution of this Agreement to revoke it. To be effective, any such revocation must be communicated in writing to Alan Schoenbaum at Rackspace’s corporate office.

Employee:

/s/ Major Horton		Date:	July 2, 2007
Major Horton

Rackspace, Ltd.

By:	/s/ Alan Schoenbaum	Date:	June 29, 2007
Alan Schoenbaum,
Senior Vice President and General Counsel